Exhibit 99.2

Contact:  Andrew M. Weller - (312) 280-8844


                TRANSPORTATION TECHNOLOGIES ANNOUNCES COMPLETION
          OF SECOND STEP MERGER WITH TRANSPORTATION ACQUISITION I CORP.

     CHICAGO, ILLINOIS, March 14, 2000 - Transportation Technologies Industries, Inc. (NASDAQ: TTII) announced today that Transportation Acquisition I Corp., a company formed by an investor group led by members of Transportation Technologies' senior management, has merged with and into Transportation Technologies, effective at the close of business on March 13, 2000.

     Pursuant to the merger, each share of Transportation Technologies' common stock not purchased in the previously announced joint tender offer by Transportation Technologies and Transportation Acquisition I Corp. for all outstanding shares of Transportation Technologies' common stock, other than shares held by Transportation Acquisition I Corp., the management investor group and dissenting stockholders who exercise appraisal rights under Delaware law, has been converted into the right to receive $21.50 in cash. Payment of such amount will be made upon presentation of certificates representing shares of Transportation Technologies common stock to First Union National Bank, the paying agent for the merger, together with a properly completed letter of transmittal. As a result of the merger, Transportation Technologies' common stock is currently wholly owned by the management investor group and is no longer publicly traded.

     Transportation Technologies Industries, Inc. is a Delaware corporation with its principal executive offices located at 980 N. Michigan Avenue, Suite 1000, Chicago, Illinois, 60611. The Company is a leading manufacturer of components for heavy-duty and medium-duty trucks and buses and the truck parts aftermarket. The Company's product lines include Gunite wheel-end components, Brillion custom iron castings, Imperial body and chassis components, Bostrom truck and bus seating systems and Fabco steerable drive axles and gearboxes. The Company has manufacturing operations in Alabama, California, Illinois, Indiana, Pennsylvania, Tennessee, Texas, Virginia, Washington and Wisconsin.